Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated for reference the 12th day of August 2011.

AMONG:

LEXARIA CORP., a corporation existing under the laws of the State of Nevada with its executive office at 604-700 West Pender Street, Vancouver, , British Columbia, Canada

(herein called "Lexaria" or the "Purchaser")

AND:

BRINX RESOURCES LTD., a corporation existing under the laws of the State of Nevada with its executive office at 820 Piedra Vista Road NE, Albuquerque, NM 87123

(herein called the "Vendor")

WHEREAS:

A.      The Vendor owns certain oil and gas interests located in Mississippi, USA as set out in Schedule 1 which it proposes to sell ( "The Vendor Assets");

B.      Lexaria wishes to acquire a 100% interest in The Vendor Assets;

C.      The Vendor has agreed to sell and the Purchaser has agreed to purchase the interest in The Vendor Assets.

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.	DEFINED TERMS

1.1

For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

	(a)	"Affiliate" has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

	(b)	"Associate" has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

	(c)	"Business Day" means any day which is not a Saturday, Sunday or statutory holiday in the United States or Canada;

	(d)	"Closing" means the completion of the transactions contemplated in this Asset Purchase Agreement;

	(e)	"Closing Date" means November 12, 2011, or such other date as the Vendor and the Purchaser may mutually determine;

	(f)	"Effective Closing Date" means August 12, 2011 at 11:00 A.M. . PST, at which time the commercial terms contemplated in this Asset and Purchase Agreement shall take full force and effect:

	(g)	"Contract" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

(h)

"Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(i)

"Licenses" means all licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory, or otherwise) required for the conduct in the ordinary course of the uses to which the Purchased Assets have been put;

(j)

"Losses" means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter and actually incurred by a party entitled to be indemnified hereunder, net of (i) any tax adjustments, benefits, savings or reductions to which such indemnified party is entitled resulting from such matter, and (ii) any insurance proceeds, in either case to which such indemnified party is entitled by virtue of such claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses;

	(k)	"Purchase Price" means the aggregate sum payable by the Purchaser to the Vendor for The Vendor Assets.

1.2	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3

Sections and Headings. The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.5	Time of Essence. Time will be of the essence of this Agreement.

1.6

Applicable Law. This Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals there from and waives, so far as is legally possible, its right to have any legal action relating to this Agreement tried by a jury.

1.7

Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

1.8

Adjustments for Stock Splits, Etc.. Wherever in this Agreement there is a reference to a specific number of shares of stock of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of such stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

1.9	Schedules. The following Schedules are attached to and form part of this Agreement: All terms defined in the body of this Agreement will have the same meaning in the Schedule attached hereto

Schedule 1	Description of The Vendor Assets
Schedule 2	Legal and Regulatory Proceedings
Schedule 3	Consents

2.	PURCHASE AND SALE

2.1

Subject to the terms and conditions of this Agreement, effective as at the Closing Date the Vendor will sell, transfer, and assign to the Purchaser and the Purchaser agrees to purchase from the Vendor, free and clear of all Encumbrances the Purchased Assets.

3.	PURCHASE PRICE AND ALLOCATION

3.1	Purchase Price payable by the Purchaser to Vendor for The Vendor Assets is as follows:

(a) Purchaser shall pay a total of US $400,000 as follows;

(i) $200,000 on the Effective Closing Date, (the "Initial Payment"), and

(ii)

$200,000 on or before the Closing Date, or payments, as agreed, in the amount of $10,000 per month for up to 3 months with the balance of $200,000 then due and payable (the "Final Payment"), and should the purchaser not make the final payment on the closing date a penalty of $500 per day shall be paid to Vendor.

(iii) 800,000 shares of restricted common stock with a deemed price of $0.30 per share issued from Lexaria treasury within 10 days of the Effective Closing Date.

3.2

Purchaser shall be entitled to receive any and all oil and gas net revenue after substraction of the expenses to operate and produce the well due to Vendor from The Vendor Assets but not yet remitted from Griffin & Griffin Exploration, L.L.C. as of the Effective Closing Date.

3.3	Purchaser shall be responsible for all AFE expenditures proposed by Griffin & Griffin Exploration, L.L.C. as per Vendor's pro-rata share of such AFE expenditures, as of the Effective Closing Date.

3.4

Vendor shall remit to Operator and keep in good standing, any AFE expenditures proposed by Griffin & Griffin exploration, L.L.C, regarding the drilling of additional wells at Belmont Lake, as per Vendor's pro- rata share of such AFE expenditures, as of the Effective Closing Date, with the Purchaser agreeing to reimburse Vendor for all such actual Vendor expenditures as an adjustment to the Initial Payment on the Effective Closing Date.

3.5

Purchaser will take no steps to inhibit or prevent the common shares being issued to Vendor from becoming tradeable in accordance with all securities regulations, and will assist in making the shares tradeable in accordance with all securities regulations.

4.	CLOSING, POSSESSION, AND NO ADJUSTMENTS

EFFECTIVE CLOSE DATE OF THIS AGREEMENT SHALL BE 11:00 A.M. PST, AUGUST 12, 2011 WITHOUT FURTHER ADJUSTMENTS.

4.1

The physical Closing will take place on or before November 12, 2011 at 11:00AM (PST), on the Closing Date at the offices of Macdonald Tuskey, or at such other place, date, and time as may be mutually agreed upon by the parties hereto.

4.2	Vendor will deliver possession of The Vendor Assets, free of any other claim to possession and any tenancies, to the Purchaser on the Closing Date.

4.3

Provided that there has been no material misrepresentation on the part of the parties to this agreement and all of their respective obligations under this Agreement have been fulfilled, there will be no adjustment of the Purchase Price for any reason whatsoever.

5.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR

5.1	Vendor represents and warrants to Purchaser, with the intent Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, as follows:

(a)

the execution and delivery of this Agreement and the completion of the transaction contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Vendor, and this Agreement constitutes a valid and binding obligation of Vendor enforceable against Vendor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(b)

except as will be remedied by the consents, approvals, releases, and discharges described in Schedule 3 - Consents attached hereto, neither the execution and delivery of this Agreement nor the performance of Vendor's obligations hereunder will:

(i)

violate or constitute default under any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to Vendor, the Vendor Assets, or any contract, agreement, instrument, covenant, mortgage, or security, to which Vendor is a party or which is binding upon Vendor,

		(ii)	to the knowledge of Vendor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by Purchaser under any sales tax legislation. .

		(iii)	give rise to the creation or imposition of any Encumbrance on the The Vendor Assets,

		(iv)	violate or constitute default under any license, permit, approval, consent or authorization held by Vendor, or

		(v)	violate or trigger any liability on behalf of the Purchaser pursuant to any legislation governing the sale of the The Vendor Assets by Vendor.

	(c)	Vendor owns and possesses and has good and marketable title to the The Vendor Assets free and clear of all Encumbrances of every kind and nature whatsoever;

	(d)	Vendor does not have any indebtedness in excess of $1,000.00 which might by operation of law or otherwise now or hereafter constitute an Encumbrance upon the The Vendor Assets;

(e)

no person other than the Purchaser have any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Vendor of the The Vendor Assets;

(f)

except as otherwise provided herein, this Agreement discloses all contracts, engagements, and commitments, whether oral or written, relating to the The Vendor Assets including in particular contracts, engagements, and commitments:

	(i)	out of the ordinary course of business,

	(ii)	which entail the payment of in excess of $1,000.00 during any one year period

	(iii)	respecting ownership of or title to any interest or claim in or to any real or personal property making up the The Vendor Assets,

(iv)

respecting any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person except for cheques endorsed for collection in the ordinary course of the business;

(v)

any confidentiality, secrecy or non-disclosure contract, (whether Vendor is a beneficiary or obligant thereunder) relating to any proprietary or confidential information or any non- competition or similar contract;

(vi)

there has not been any default in any obligation or liability in respect of said contracts, engagements, or commitments by Vendor and The Vendor has performed all of the material obligations required to be performed by it and is entitled to all benefits under any contracts;

	(vii)	there has not been any amendment, modification, variation, surrender, or release of said contracts, engagements, and commitments; and

(viii)

each of said contracts, engagements, and commitments is in good standing and in full force and effect and Vendor has performed all of the material obligations required to be performed by it and is entitled to all benefits thereunder, and is not in default or alleged to be in default in respect of any material contract or any other contracts, engagements or commitments provided for in this Agreement, to which Vendor is a party or by which it is bound;

(g)

neither the execution and delivery of this Agreement nor the completion of the purchase and sale hereby contemplated will give any party to this Agreement the right to terminate, dispute or cancel any licenses or permits, rules, regulations, and ordinances applicable to the The Vendor Assets or affect such compliance;

(h)

except as disclosed in Schedule 2 - Legal and Regulatory Proceedings, there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or noncompliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of Vendor's knowledge threatened against or affecting Vendor or in respect of the The Vendor Assets;

(i)

there is no requirement applicable to Vendor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 3 - Consents, or that relate solely to theidentity of the Purchaser or the nature of any business carried on by the Purchaser except for the notifications, consents and approvals described in Schedule 3 - Consents;

(j)

Vendor has filed or caused to be filed all material tax returns of Vendor which have become due (taking into account valid extensions of time to file) prior to the date hereof, such returns are accurate and complete in all material respects and Vendor has paid or caused to be paid all taxes due, in each case to the extent Purchaser would incur liability for Vendor's failure to file such returns or pay such taxes. There are no outstanding tax liens that have been filed by any tax authority against the The Vendor Assets. No claims are being asserted in writing with respect to any taxes relating to Vendor's business for which the Purchaser reasonably could be held liable and Vendor knows of no basis for the assertion of any such claim;

(k)

Vendor has never received any notice of or been prosecuted for non-compliance with any environmental laws, nor has Vendor settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs or construction or capital expenditures to be made with respect to the Vendor Assets, nor has Vendor received notice of any of the same

(l)

there are no known liabilities of Vendor or its associates or Affiliates, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after the Closing Date, and Vendor is specifically excluded from any responsibility of future potential environmental liabilities; and

(m)

Vendor agrees that upon the closing of this agreement, any of previous agreements with Vendor dated April 28, 2011, with respect to an option to purchase any portion of The Vendor Assets as stated in Schedule 1 is hereby null and void and specifically does not grant Vendor any optioned right to purchase any portion of the Mississippi assets in the future.

6.	REPRESENTATIONS OF PURCHASER

6.1	Purchaser represents and warrants to Vendor as follows, with the intent that Vendor will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated hereby, that:

(a)

Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the power, authority, and capacity to enter into this Agreement and to carry out its terms;

(b)

Execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)

there is no requirement for Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement; and

(d)

neither the execution and delivery of this Agreement nor the performance of Purchaser obligations hereunder will violate or constitute a default under the constating documents, by-laws, or articles of Purchaser, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to Purchaser, or any contract, agreement, instrument, covenant, mortgage or security to which Purchaser is a party or which are binding upon Purchaser.

COVENANTS OF THE VENDOR

6.2	Between the date of this Agreement and the Closing Date, The Vendor covenants and agrees that The Vendor:

	(a)	will not sell or dispose of any of the The Vendor Assets and will preserve The Vendor Assets intact without any further Encumbrances;

(b)

will afford Purchaser and its authorized representatives full access during normal business hours to The Vendor Assets and without limitation all title documents, abstracts of title, deeds, leases, contracts, financial statements, policies, reports, licenses, books, records, and other such material relating to The Vendor Assets, and furnish such copies thereof and other information, as Purchaser may reasonably request;

	(c)	will use its best efforts to procure and obtain at or prior to the Closing Date all such consents as described in Schedule 3; and

(d)

at the request of the Purchaser, Vendor will execute such consents, authorizations and directions as may be necessary to permit any inspection of the The Vendor Assets or to enable Purchaser or its authorized representatives to obtain full access to all files and records relating to The Vendor Assets maintained by governmental or other public authorities.

7.	COVENANTS OF PURCHASER

Between the date of this Agreement and the Closing Date, Purchaser will make all reasonable efforts to obtain and procure in co-operation with the Vendor all consents, approvals, releases, and discharges required to effect the transactions contemplated hereby.

8.	INDEMNIFICATION, REMEDIES, SURVIVAL

8.1	Certain Definitions

For the purposes of this Article 10 the terms "Loss" and "Losses" mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages including damages for lost profits or lost business opportunities.

8.2	Agreement of Vendor to Indemnify

Vendor will indemnify, defend, save and hold harmless, to the full extent of the law, for a period of three years from the Closing Date with the exception of subsection (c) hereof which shall survive the Closing Date indefinitely, Purchaser and its Directors and shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser its Directors and their shareholders by reason of, resulting from, based upon or arising out of:

(a)

the breach by Vendor of any representation or warranty of Vendor contained in or made pursuant to this Agreement, any Vendor document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Vendor of any covenant or agreement of Vendor made in or pursuant to this Agreement, any Vendor document or any certificate or other instrument delivered pursuant to this Agreement.

(c)

The breach or partial breach by Vendor on any misrepresentations made to the operators of the properties set out in Schedule 1 or any other parties involved prior to July 10, 2009 with respect to the properties as set out in Schedule 1.

8.3	Agreement of Purchaser to Indemnify

Purchaser will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the Closing Date, Vendor and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Vendor and its shareholders by reason of, resulting from, based upon or arising out of:

(a)

the breach by Purchaser of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, any Purchaser document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Purchaser of any covenant or agreement Purchaser made in or pursuant to this Agreement, any Purchaser document or any certificate or other instrument delivered pursuant to this Agreement.

9.	NON MERGER

9.1

The representations, warranties, covenants, and agreements of Vendor contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date for a period of eighteen months, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases Vendor of such representation, warranty, covenant, or agreement), or any investigation by Purchaser, same will remain in full force and effect.

10.	CONDITIONS PRECEDENT

10.1	The obligation of Purchaser to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)

that the representations and warranties of each of Vendor contained herein are true and correct on and as at the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by Purchaser;

(b)

that all the terms, covenants, conditions, agreements, and obligations hereunder on the part of Vendor to be performed or complied with at or prior to the Closing Date, including in particular Vendor obligation to deliver the documents and instruments herein provided for in Clause 10, have been performed and complied with as at the Closing Date;

(c)

that between the date hereof and the Closing Date no force majeure, change, event, or circumstance has occurred which materially adversely affects The Vendor Assets or which, significantly reduces the value of The Vendor Assets to the Purchaser;

	(d)	that between the date hereof and the Closing Date there has not been any substantial loss, damage, or destruction, whether or not covered by insurance, to The Vendor Assets;

	(e)	no legal or regulatory action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of The Vendor Assets contemplated hereby;

(f)

that at the Closing Date, there will have been obtained from all appropriate federal, state, municipal or other governmental or administrative bodies such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by Vendor to permit the change of ownership of The Vendor Assets contemplated hereby, and all notices, consents and approvals with respect to the transfer or assignment of any contracts;

(g)

that at the Closing Date, Vendor will have given or obtained the notices, consents and approvals described in Schedule 3 - Consents, in each case in form and substance satisfactory to each of the Purchaser, acting reasonably;

10.2

The foregoing conditions of Clause 12.1 are for the exclusive benefit of Purchaser and may be waived in whole or in part by Purchaser at any time. If any of the conditions contained in Clause 12.1 will not be performed or fulfilled at or prior to the Closing Date to the satisfaction of Purchaser, acting reasonably, Purchaser, may, by notice to Vendor, terminate this Agreement.

10.3	The obligation of Vendor to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)

that the representations and warranties of Purchaser contained herein are true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by Vendor; and

(b)

that all terms, covenants, conditions, agreements, and obligations hereunder on the part of tPurchaser to be performed or complied with at or prior to the Closing, including in particular thePurchaser's obligation to deliver the documents and instruments herein provided for in Clause 15, have been performed and complied with as at the Closing.

10.4

The foregoing conditions of Clause 10.3 are for the exclusive benefit of Vendor and may be waived in whole or in part by Vendor at any time. If any of the conditions contained in Clause 10.3 will not be performed or fulfilled at or prior to the Closing Date to the satisfaction of Vendor acting reasonably, Vendor may, by notice to the Purchaser, terminate this Agreement.

11.	TRANSACTIONS OF VENDOR AT THE CLOSING

11.1

At the Closing Date, Vendor will execute and deliver or cause to be executed and delivered all deeds, conveyances, bills of sale, transfers, assignments, agreements, certificates, documents, and instruments as may be necessary to effectively vest good and marketable title to each of The Vendor Assets to the Purchaser free and clear of any Encumbrances and without limiting the foregoing, will execute and deliver or cause to be executed and delivered:

	(a)	all consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby, including in particular those described in Schedule 3 - Consents;

	(b)	a certificate of Vendor dated the Closing, acceptable in form and content to the solicitors for Purchaser, certifying that the conditions set out in Clause 10.1 have been satisfied;

	(c)	executed releases by any third parties which have any Encumbrances against The Vendor Assets;

(d) a certified copy of a resolution of the Directors of Vendor duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby; and

(e) all such other documents and instruments as Purchaser' lawyers may reasonably require.

12.	TRANSACTIONS OF THE PURCHASER AT THE CLOSING

12.1	At Closing, Purchaser will deliver or cause to be delivered to Vendor:

(a) a certified copy of a resolution of the Directors of Purchaser duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

(b)

a certificate of an officer of Purchaser dated as of the Closing Date, acceptable in form and content to the solicitors for Vendors, certifying that the conditions precedent set out in Clause 10.3 have been satisfied; and

(c) all such other documents and instruments as Vendors or its solicitors may reasonably require.

13.	TAXES

13.1	All sales, use and other transfer taxes payable in respect of the transactions arising out of the purchase of The Vendor Assets as contemplated hereby will be paid by Purchaser.

14.	PLUG AND ABANDONMENT AND ENVIRONMENTAL

All costs associated with plug and abandonment operations of all natural gas and oil wells listed in Schedule 1 as of Effective Closing Date will be paid by Purchaser and these plug and abandonment liabilities are specifically excluded from any Vendor responsibility. Additionaly, all environmental costs and liabilities will be assumed by Purchaser as of the Effective Closing Date.

15.	FURTHER ASSURANCES

15.1

From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

16.	ASSIGNMENT

16.1	This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.

17.	SUCCESSORS AND ASSIGNS

17.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

18.	COUNTERPARTS

18.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

19.	NOTICES

19.1

Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address or facsimile number stated below:

(a)	if to Purchaser:

LEXARIA CORP.
950-1130 West Pender Street
Vancouver, British Columbia V6E 4A4
Canada

Facsimile No.: 604-685-1602
                          250-765-4408

with a copy to:

Macdonald Tuskey
Suite 400 – 570 Granville St
Vancouver, British Columbia V6C 3P1
Attention: William L. Macdonald

Facsimile No.: +1 (604) 681-4760

(b)	if to The Vendor:

BRINX RESOURCES LTD.
820 Piedra Vista Road NE
Albuquerque, NM 87123

Facsimile No. 505 291-0158
Facsimile No. 604 913-9284

or to such other address or facsimile number as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received. Any notice transmitted by electronic facsimile will be deemed conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient's time) on a Business Day, and otherwise on the Business Day next following the date evidence of receipt of transmission is obtained by the sender.

20.	TENDER AND EXTENSIONS

20.1

Tender may be made upon Vendors or Purchaser or upon the solicitors for Vendors or Purchaser and such solicitors are expressly authorized by their respective clients to confirm extensions of the Closing Date.

21.	REFERENCE DATE

21.1

This Agreement is dated for reference as of the date first above written, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditionshereof, the transfer and possession of The Vendor Assets will be deemed to take effect as at the close of business on the Closing Date. References herein to the date of the Agreement or to the date hereof shall be deemed to mean the date set forth in the preamble to this Agreement.

22.	REFERENCES TO AGREEMENT

22.1

The terms "this Agreement", "hereof', "herein", "hereby", "hereto", and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

LEXARIA CORP.

Per: __________________________________
       Authorized Signatory

Dated: __________________________________

BRINX RESOURCES LTD.

Per: __________________________________
       Authorized Signatory

Dated: __________________________________

LIST OF SCHEDULES

Schedule	Description
1	Description of The Vendor Assets
2	Legal and Regulatory Proceedings
3	Consents

SCHEDULE 1

DESCRIPTION OF VENDOR ASSETS

[All of Vendor's Oil & Gas assets presently held in the State of Mississippi with Griffin & Griffin Exploration L.L.C. and their associated companies including wells, reserves, infrastructure, permits, pre-payments etc; including but not limited to the following:]

Phase I

Agreement(s) Dated 21st December 2005 & the Amendment dated 27 July 2006 signed by The Vendor, noting rights, options and obligations.

PP F-12-1 PDP Oil Well
PP F-12-2 P & A Gas
PP F-12-3 Oil
PP F-12-3A PDP Oil Well
PP F-12-4 PDP Oil Well
PP F-012-5 PDP Oil Well
PP F-39 PDP GasWell
PP F-6B PDP Gas Well
PP F-52A PNP Gas Well
PP F-29 PDP Gas Well
PP F-42 PNP Gas Well

SCHEDULE 2

LEGAL AND REGULATORY PROCEEDINGS

Vendor

None

SCHEDULE 3

CONSENTS

Vendor

1.	Resolution of the Directors authorizing this Agreement and the sale of the assets set out in Schedule 1.